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                                                              Exhibit (b)(7)(v)


                              REINSURANCE AGREEMENT

                                     BETWEEN

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                              BOSTON, MASSACHUSETTS

                       REFERRED TO AS THE "CEDING COMPANY"

                                       AND

                      MERRILL LYNCH LIFE INSURANCE COMPANY

                              LITTLE ROCK, ARKANSAS

                         REFERRED TO AS THE "REINSURER"
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                                TABLE OF CONTENTS

                REINSURANCE AGREEMENT                                  1
ARTICLE  I      GENERAL PROVISIONS                                     2
ARTICLE  II     REINSURANCE PREMIUMS                                   5
ARTICLE  III    COMMISSIONS AND EXPENSES                               6
ARTICLE  IV     BENEFIT PAYMENTS                                       8
ARTICLE  V      RESERVE ADJUSTMENTS                                   10
ARTICLE  VI     ADJUSTMENT FOR TRANSFERS INVOLVING THE FIXED          11
                ACCOUNT
ARTICLE  VII    ACCOUNTING AND SETTLEMENTS                            12
ARTICLE  VIII   DURATION AND RECAPTURE                                14
ARTICLE  IX     TERMINAL ACCOUNTING AND SETTLEMENT                    16
ARTICLE  X      REPRESENTATIONS                                       17
ARTICLE  XI     ARBITRATION                                           18
ARTICLE  XII    INSOLVENCY                                            19
ARTICLE  XIII   NOTICES                                               20
ARTICLE  XIV    EXECUTION AND EFFECTIVE DATE                          21
SCHEDULE  A     ANNUITIES AND RISKS REINSURED                         22
SCHEDULE  B     QUARTERLY REPORT ACTIVITY AND SETTLEMENTS             23
SCHEDULE  C     MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT        24
SCHEDULE  D     COMMISSION SCHEDULES                                  25
SCHEDULE  E     EXCHANGE FACTORS                                      26
SCHEDULE  F     ASSET FACTOR                                          27
SCHEDULE  G     ATTACHMENTS                                           28
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                              REINSURANCE AGREEMENT


This Agreement is made and entered into by and between North American Security Life Insurance Company (hereinafter referred to as the "Ceding Company") and Merrill Lynch Life Insurance Company (hereinafter to as the "Reinsurer").

The Ceding Company and the Reinsurer mutually agree to reinsure on the terms and conditions stated herein. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remains the only party hereunder that is liable to any insured, policyowner or beneficiary or any other person or entity under any annuity reinsured hereunder.

In the event of a recharacterization of the transactions contemplated by this Agreement by the Internal Revenue Service pursuant to Section 845 of the Internal Revenue Code of 1986, as amended, which recharacterization increases the taxable income of one of the parties hereto, the parties agree that they will cooperate with one another to effect any required amendments so that the parties are, to the extent possible, returned to what their positions would have been absent such recharacterization. The party whose taxable income was not increased by such recharacterization shall not, however, be required by the foregoing to take any action which would cost it more than the amount of any tax benefits generated for it by virtue of such transactions.


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                                    ARTICLE I
                               GENERAL PROVISIONS


1. Annuities and Risks Reinsured. The Reinsurer agrees to indemnify the Ceding Company for, and the Ceding Company agrees to reinsure with the Reinsurer, according to the terms and conditions hereof, the portion of the risks under the annuities described in Schedule A attached hereto, hereinafter, the "Reinsured Annuities."

2. Coverages and Exclusions. Only the variable annuities described in Schedule A are reinsured under this Agreement.

3. Plan of Reinsurance. This indemnity reinsurance will be on a modified-coinsurance basis. The Ceding Company will retain, control and own all assets held in relation to the Modified Coinsurance Reserve.

4. Expenses. The Reinsurer will bear no part of the expenses incurred in connection with the annuities reinsured hereunder, except as otherwise provided herein.

5. Annuity Changes. The Ceding Company must provide written notification to the Reinsurer of any change which affects the original terms or conditions of any annuity reinsured hereunder not later than (30) days before the change takes effect. The Reinsurer will provide written notification to the Ceding Company as to the Reinsurer's acceptance or rejection of the change within thirty (30) days after receipt of notice of the change. If the Reinsurer accepts any such change, the Reinsurer will (a) assume that portion of any increase in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder, and (b) receive credit for that portion of any decrease in the Ceding Company's liability, resulting from the change, which corresponds to the portion of the annuities reinsured hereunder. If the Reinsurer rejects any such change, the Reinsurer's liability under this Agreement will be determined as if no such change had occurred.

6. No Extracontractual Damages. The Reinsurer does not indemnify the Ceding Company for, and will not be liable for, any extracontractual damages or extracontractual liability of any kind whatsoever resulting from fraud, oppression, bad faith, strict liability, or negligent, reckless or intentional wrongs on the part of the Ceding Company or its directors, officers, employees and agents. The following types of damages are examples of damages that would be excluded under this Agreement for the conduct described above: actual damages, damages for emotional distress, and punitive or exemplary damages.

7. Annuity Administration. The Ceding Company will administer the annuities reinsured hereunder and will perform all accounting for such annuities; provided, however, that the Reinsurer reserves the right to participate in claims administration.

8. Inspection. At any reasonable time, the Reinsurer or its representatives may inspect, during normal business hours, at the principal office of the Ceding Company, the original papers and any and all other books or documents relating to or affecting reinsurance under this


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      Agreement. Copies of the records shall be forwarded upon reasonable request. The information provided pursuant to this Agreement shall be limited to that which is necessary for the Reinsurer to perform its obligations hereunder.

9. Taxes. The allowance for any premium taxes paid in connection with the annuities reinsured hereunder is included in the Commissions and Expenses, described in Article III. the Reinsurer will not reimburse the Ceding Company for any other taxes, administrative assessments or fees based on premiums, paid by the Ceding Company in connection with the annuities reinsured hereunder.

10. Proxy Tax Reimbursement. Pursuant to IRC Section 848, insurance companies are required to capitalize and amortize specified policy acquisition expenses. The amount capitalized is determined by proxy based on a percentage of "reinsurance premiums" as defined in the IRS regulations relating to IRC Section 848. The Reinsurer and the Ceding Company agree that the costs which result from IRC Section 848, as it exists on the date of execution of this Agreement, have been priced by the parties so as to be borne solely by the Ceding Company and are not otherwise subject to reimbursement hereunder. In the event that the IRC Section 848 is hereafter amended, the parties shall use best reasonable efforts to amend the Allowance for Expenses under Article III to reflect such amendment to said IRC Section 848.

11. Election to Determine Specified Policy Acquisition Expenses. The Ceding Company and the Reinsurer agree that the party with net positive consideration under this Agreement will capitalize specified policy acquisition expenses with respect to annuities reinsured under this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended. The Ceding Company and the Reinsurer will exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year presenting its calculation of the net consideration for the preceding taxable year. The Reinsurer may contest the calculation in writing within thirty (30) days of receipt of the Ceding Company's schedule. Any differences will be resolved between the parties so that consistent amounts are reported on the respective tax returns for the preceding taxable year. This election to capitalize specified policy acquisition expenses without regard to the general deductions limitation is effective for all taxable years during which this Agreement remains in effect.

12. Condition. The reinsurance hereunder is subject to the same limitations and conditions as the annuities issued by the Ceding Company which are reinsured hereunder, except as otherwise provided in this Agreement.

13. Misunderstandings and Oversights. If any failure to pay amounts due or to perform any other act required by this Agreement is unintentional and caused by misunderstanding or oversight, the Ceding Company and the Reinsurer will use reasonable best efforts to adjust the situation to what it would have been had the misunderstanding or oversight not occurred.


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14.   Adjustment. If the Ceding Company's liability under any of the annuities reinsured hereunder is changed because of misstatement of age or sex , the Reinsurer will (a) assume a quota share of any increase in the Ceding Company's liability, resulting from the change, and (b) receive credit for a quota share of any decrease in the Ceding Company's liability, resulting from the change.

15. Reinstatements. If an annuity reinsured hereunder is surrendered, reduced, lapsed or annuitized, and is subsequently reinstated while this Agreement is in force, the reinsurance for such annuity will be reinstated automatically. The Ceding Company will pay the Reinsurer the Reinsurer's proportionate share of all amounts received by the Ceding Company in connection with the reinstatement of the annuity, plus any amounts previously paid to the Ceding Company by the Reinsurer in connection with the surrender, reduction, lapse or annuitization of the annuity.

16. Assignment. The Ceding Company may not assign any of its rights, duties or obligations under this Agreement without prior written consent of the Reinsurer. The Reinsurer may not assign any of its rights, duties, or obligations under this Agreement without prior written consent of the Ceding Company.

17. Amendments and Waiver. Any change or modification to this Agreement will be null and void unless made by amendment to the Agreement and signed by both parties. Any waiver will constitute a waiver only in the circumstances for which it was expressly given in writing and will not be a waiver of any future circumstances.

18. Entire Agreement. The terms expressed herein constitute the entire agreement between the parties with respect to the annuities reinsured hereunder. There are no understandings between the parties with respect to the annuities reinsured hereunder other than as expressed in this Agreement.

19. Current Practices. The Ceding Company will not materially change, alter or otherwise compromise its underwriting, claims paying or administrative practices with respect to the annuities reinsured hereunder without prior written consent of the Reinsurer.

20. Non-qualified Policies. Non-qualified policies shall mean those annuity policies reinsured under this Agreement which are not classified as a pension plan contract under Internal Revenue Code Section 818(a).

21. Fixed Account. Part of the General Account of the Ceding Company to which an annuity policyholder may allocate all or a portion of a premium payment or contract value.

22. Account Value. On any given day, the value of all units of interest in the Separate Account held under an annuity contract.

23. LIBOR. Shall mean the three-month London Interbank Offered Rate as published in the WALL STREET JOURNAL or such other rate as agreed to by the parties hereof in writing.


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                                   ARTICLE II
                              REINSURANCE PREMIUMS


1. Reinsurance Premiums. The Ceding Company will pay the Reinsurer Reinsurance Premiums on all annuities reinsured under this Agreement in an amount equal to a quota share, as defined in Schedule A, of the gross premiums collected and deposited into the Separate Account during the Accounting Period by the Ceding Company. The Reinsurance Premiums paid to the Reinsurer by the Ceding Company will be remitted to the Reinsurer at the end of the Accounting period during which the gross premiums were collected and deposited by the Ceding Company. For purposes of this paragraph 1, "Separate Account" shall mean the accounts entitled NASL Variable Account and NASL Group Variable Account established by the Ceding Company to fund variable benefits for certain classes of annuity contracts, including the annuities reinsured under this Agreement.


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                                   ARTICLE III
                            COMMISSIONS AND EXPENSES


1. Commissions. The Reinsurer shall reimburse the Ceding Company for all commissions, wholesaler overrides and costs of special promotions incurred on the Reinsurance Premiums which corresponds to the portion of the annuities reinsured hereunder as of the end of the current Accounting Period. Any commissions or wholesaler overrides paid by the Reinsurer to the Ceding Company on policies returned during the right to cancel period shall be returned to the Reinsurer. Commissions will be net of a quota share of commission chargebacks on policies reinsured hereunder. Schedule D shows the current commission and wholesaler override schedules for the annuities reinsured hereunder.

2. Premium Tax. The Reinsurer shall reimburse the Ceding Company for all Net premium taxes incurred on the Reinsurance Premiums. "Net" for these purposes will be adjusted for any premium tax credits, collections of premium tax from policyholders and other such items, all as agreed to by the parties on a Schedule of premium Tax Conventions attached hereto, and as may be amended from time to time.

3. Allowance for Expenses. The Reinsurer will pay the Ceding Company an Allowance for Expenses for each Accounting Period equal to (i) plus (ii) plus (iii) plus (iv) plus (v), where:

     (i) Is for policy maintenance, and equals (a) times (b), where:

          (a) equals $16.43 times the quota share percentage of the Venture annuities reinsured hereunder, as described in Schedule A; and

          (b) equals the number of Venture annuities reinsured hereunder and described in Schedule A, that are in force at the end of the current Accounting Period;

     (ii) Is for policy issuance, and equals (a) times (b) plus (c) times (d) , where:

          (a) equals $126.55 times the quota share percentage of the Venture annuities reinsured hereunder, as described in Schedule A; and

          (b) equals the number of Venture annuities reinsured hereunder and described in Schedule A, that were issued during the current Accounting Period;

          (c)  equals 0.00005 ; and

          (d) equals the quota share percentage of the gross premiums collected during the Accounting Period on the annuities reinsured hereunder.

    (iii) Is for DAC proxy tax,  and equals (a) times (b), where

          (a)  equals 0.0036; and

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          (b)  equals that amount of the Reinsurance Premiums received on non-qualified policies;

     (iv) Is for other costs and risks allowance and equals (c) times the sum of (a) and (b), where:

          (a)  equals .0002625 plus;

          (b)  Asset Factor as determined in Schedule F divided by four; and

          (c) equals the quota share of the Account Values at the end of the Accounting Period on the annuities reinsured hereunder.

      (v) Is a Development Allowance equal to (a) minus (b), times (c) where:

          (a) equals the quota share of the account value at the end of the Accounting Period of the annuities reinsured hereunder.

          (b) equals the quota share of the account value at the beginning of the Accounting Period of the annuities reinsured hereunder.

          (c)  0.50%.

          Amounts in (i)(a) and (ii)(a) above are for 1997. Such amounts will be adjusted annually on January 1, for each succeeding year for inflation at the change in the Consumer Price Index (CPU-U) for the prior year as determined by Department of Labor and published in the Wall Street Journal).

4. Minimum Death Benefit Guarantee Costs. The Reinsurer will pay the Ceding Company an allowance for each Accounting Period for the costs of the minimum death benefit guarantee. The allowance equals (a) times
          (b), where:

          (a)   equals 0.00045; and

          (b) equals the quota share of the Account Values at the end of the Accounting Period on the annuities reinsured hereunder.


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                                   ARTICLE IV
                                BENEFIT PAYMENTS


1. Benefit Payments. Benefit Payments, as referred to in this Agreement, means the Reinsurer's quota share of (i) Claims, as described in Paragraph 2 below, (ii) Cash Surrenders, as described in Paragraph 3 below, (iii) Partial Withdrawals, as described in Paragraph 4 below, and (iv) Annuity Benefits, as described in Paragraph 5 below.

2. Claims. The Reinsurer will pay claims to the Ceding Company . The term "Claims," as used in this Agreement, means that portion of the death benefits paid by the Ceding Company on annuities reinsured hereunder which is equal to the Reinsurer's quota share of the cash surrender value as of the date the death benefit is payable.

3. Cash Surrenders. The Reinsurer will pay the Ceding Company that portion of the Cash Surrenders paid by the Ceding Company on annuities reinsured hereunder which corresponds to the portion of the annuities reinsured hereunder.

4. Partial Withdrawals. The Reinsurer will pay the Ceding Company that portion of Partial Withdrawals paid by the Ceding Company on annuities reinsured hereunder which corresponds to the portion of the annuities reinsured hereunder.

5. Annuity Benefits. The Reinsurer will pay the Ceding Company that portion of the Annuity Benefits paid by the Ceding Company on annuities reinsured hereunder which corresponds to the portion of the annuities reinsured hereunder. The Reinsurer's obligation will be satisfied in full by the payment to the Ceding Company of that portion of the Account Value, as of the date of annuitization, which corresponds to the portion of the annuities reinsured hereunder.

6. Adjustment for Annuity Benefits. For any Accounting Period in which the calculation of (i) divided by (ii) is greater than 0.0025, the Ceding Company will pay the Reinsurer an amount equal to (iii) times
          (iv) where:

          (i) equals the Account Value of annuities reinsured hereunder that annuitized during the current Accounting Period.

          (ii) the average Account Value of annuities reinsured hereunder during the current Accounting Period. For the purposes of this calculation, the average Account Value of annuities reinsured hereunder is calculated as one-half the sum of the Account Values of annuities reinsured hereunder as of the beginning of the current Accounting Period and the Account Value of annuities reinsured hereunder as of the end of the current Accounting Period.

          (iii) equals a quota share of the Account Value at the time of annuitization, grouped by policy duration and age of issue at the time of annuitization: for the annuities reinsured that annuitized during the current Accounting Period;

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          (iv)   equals the applicable Exchange Factor defined in Schedule E.

7. Notice. The Ceding Company will notify the Reinsurer at the end of each Accounting Period regarding Benefit Payments on annuities reinsured hereunder. The reinsurance claim and copies of notification, claim papers, and proofs will be furnished to the Reinsurer upon request.

8. Liability and Payment. The Reinsurer will accept the decision of the Ceding Company with respect to Benefit Payments on annuities reinsured hereunder. The Reinsurer will pay its proportionate share of Benefit Payments in a lump sum to the Ceding Company without regard to the form of settlement by the Ceding Company.

9. Contested Claims. The Ceding Company will advise the Reinsurer of its intention to contest, compromise or litigate Benefit Payments involving annuities reinsured hereunder. The Reinsurer will pay its share of the expenses of such contests, in addition to its share of Benefit Payments, or it may choose not to participate. If the Reinsurer chooses not to participate, it will discharge its liability by payment to the Ceding Company of the full amount of its liability, prior to any contests, on the annuities reinsured hereunder. Thereafter, the Reinsurer shall not be liable for any part of any expense or damages, compensatory, extra-contractual or otherwise, thereafter assessed against the Ceding Company in respect of such claim.


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                                    ARTICLE V
                               RESERVE ADJUSTMENTS


1.   Modified Coinsurance Reserve Adjustment.

     A. The Modified Coinsurance Reserve Adjustment will be computed each Accounting Period equal to (i) minus (ii) minus (iii), where:

          (i) equals the Modified Coinsurance Reserve, determined in accordance with Paragraph 2 below, at the end of the current Accounting Period;

          (ii) equals the Modified Coinsurance Reserve, determined in accordance with Paragraph 2 below, at the end of the preceding Accounting Period; (iii) equals the Modified Coinsurance Reserve Investment Credit, as described in Schedule C.

     B. For any Accounting Period in which the amount computed in A. above is positive, the Reinsurer will pay the Ceding Company such amount. For any Accounting Period in which the amount computed in A. above is negative, the Ceding Company will pay the Reinsurer the absolute value of such amount.


2. Modified Coinsurance Reserve. The term "Modified Coinsurance Reserve," as used in this Agreement, means a quota share of the statutory reserve held by the Ceding Company with respect to that portion of the annuities reinsured hereunder. The statutory reserve will be determined by the then applicable Commissioners Annuity Reserve Valuation Method, excluding any reserve for the minimum guaranteed death benefit.



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                                   ARTICLE VI
              ADJUSTMENT FOR TRANSFERS INVOLVING THE FIXED ACCOUNT


1. The Reinsurer will pay the Ceding Company an amount equal to a quota share of the amount transferred from the Separate Account to the Fixed Account for the annuities reinsured hereunder during the current Accounting Period.

2. The Ceding Company will pay the Reinsurer an amount equal to a quota share of the amount transferred from the Fixed Account to the Separate Account for the annuities reinsured hereunder during the current Accounting Period.

3.   The Reinsurer will pay the Ceding Company an amount equal to (i) times
     (ii) where:

     (i) equals a quota share of the amount transferred from the Fixed Account to the Separate Account grouped by policy duration and issue age breakpoints at the time of transfer; for the annuities reinsured hereunder during the current Accounting Period;

     (ii) equals the applicable Exchange Factor for each policy duration and issue age breakpoints described in Schedule E.

     The Ceding Company will pay the Reinsurer an amount equal to (i) times
     (ii) where:

     (i) equals a quota share of the amount transferred from the Separate Account to the Fixed Account, grouped by policy duration at the time of transfer; for the annuities reinsured hereunder during the current Accounting Period;

     (ii) equals the applicable Exchange Factor for each policy duration described in Schedule E.


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                                   ARTICLE VII
                           ACCOUNTING AND SETTLEMENTS


1. Quarterly Accounting Period. Each Accounting Period under this Agreement will be a calendar quarter, except that: (a) the initial Accounting Period runs from the Effective Date of this Agreement through the last day of the calendar quarter during which the Effective Date of this Agreement falls, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the terminal accounting date of this Agreement as described in Article IX, Paragraph 2. The amounts in Article III, paragraph 3(i) and (iv), and Article III, paragraph 4, will be adjusted on a pro-rata basis for time periods less than a calendar quarter.

2. Quarterly Accounting Reports. Quarterly accounting reports in the form of Schedule B will be submitted to the Reinsurer by the Ceding Company for each Accounting Period not later than fifteen (15) days after the end of each Accounting Period. Such reports will include information on the amount of Reinsurance Premiums, Allowance for Commissions and Expenses, Benefit Payments, Modified Coinsurance Reserve, and Modified Coinsurance Reserve Adjustment.

3.   Quarterly Settlements.

     A. Within twenty-five (25) days after the end of each Accounting Period, the Ceding Company will pay the Reinsurer the sum of:

          (i) Reinsurance Premiums, determined in accordance with Article II, plus

          (ii) any Modified Coinsurance Reserve Adjustment payable to the Reinsurer, determined in accordance with Article V, Paragraph 1, plus

          (iii) any Adjustment for Transfers Involving the Fixed Account payable to the Reinsurer, determined in accordance with Article VI, plus (iv)any Adjustments for Annuity Benefits payable to the Reinsurer, determined in accordance with Article IV, paragraph 6.

     B.   Simultaneously, the Reinsurer will pay the Ceding Company the sum of:


          (i)   the amount of Benefit Payments, as described in Article IV, plus

          (ii) the Allowance for Commissions and Expenses, determined in accordance with Article III, plus

          (iii) any Modified Coinsurance Reserve Adjustment payable to the Ceding Company, determined in accordance with Article V, Paragraph 1, plus

          (iv) any Adjustment for Transfers Involving the Fixed Account payable to the Ceding Company, determined in accordance with Article VI.

4. Amounts Due Quarterly. Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Ceding Company or the Reinsurer under this Agreement will be determined on a net basis as of the last day of each Accounting Period and will be due as of such date and payable within twenty-five (25) days after the end of the Accounting Period.

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5.   Annual Accounting Reports. The Ceding Company will provide the Reinsurer with annual accounting reports within fifteen (15) days after the end of the calendar year for which such reports are prepared. These reports will contain sufficient information about the annuities reinsured hereunder to enable the Reinsurer to prepare its annual financial reports and to verify the information reported in Schedule B, and will include Page 7, Page 27 and Schedule S of the Ceding Company's Annual Statement.

6. Estimations. If the amounts, as described in Paragraph 3 above, cannot be determined by the dates described in Paragraph 4 above, on an exact basis, such payments will be paid in accordance with a mutually agreed upon formula which will approximate the actual payments. Adjustments will then be made to reflect actual amounts when they become available.

7. Delayed Payments. For purpose of Paragraph 5 above, if there is a delayed settlement of a payment due, there will be an interest penalty, at the LIBOR Rate, as defined in Article I, paragraph 23. For purposes of this Paragraph, a payment will be considered overdue thirty (30) days after the date such payment is payable, and interest shall commence from the overdue date.

8. Offset of Payments. All moneys due either the Ceding Company or the Reinsurer under this Agreement will be offset against each other, dollar for dollar, regardless of any insolvency of either party.


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                                  ARTICLE VIII
                             DURATION AND RECAPTURE


1. Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

2. Reinsurer's Liability. The liability of the Reinsurer with respect to any annuity reinsured hereunder will begin simultaneously with that of the Ceding Company, but not prior to the Effective Date of this Agreement. The Reinsurer's liability with respect to any annuity reinsured hereunder will terminate on the earliest of: (i) the date such annuity is recaptured in accordance with paragraph 4 below; (ii) the date the Ceding Company's liability on such annuity is terminated; or (iii) the date this Agreement is terminated under paragraph 3 below. Termination of the Reinsurer's liability is subject to payments in respect of such liability in accordance with the provisions of Article IX of this Agreement. In no event should the interpretation of this Paragraph imply a unilateral right of the Reinsurer to terminate this Agreement. However, the Reinsurer and/or the Ceding Company may, upon thirty (30) days prior written notice to the other party, terminate this Agreement as to annuities not yet written by the Ceding Company as of the effective date of such termination.

3. Termination for Nonpayment of Reinsurance Premiums or Other Amounts Due. If the Ceding Company fails to pay the Reinsurance Premiums or any other amounts due to the Reinsurer pursuant to this Agreement within sixty (60) days after the end of any Accounting Period, the Reinsurer may terminate this Agreement, subject to thirty (30) days prior written notice to the Ceding Company. If the Reinsurer fails to pay any amounts due to the Ceding Company pursuant to this Agreement within sixty (60) days after the end of any Accounting Period, the Ceding Company may terminate this Agreement, subject to thirty (30) days prior written notice to the Reinsurer.

4. Recapture. Annuities reinsured hereunder will be eligible for recapture, at the option of the Ceding Company as described below:

     (i) On any January 1, all reinsured annuities where the reinsurance under this Agreement has been in effect for 20 years or longer, subject to ninety (90) days prior written notice.

     (ii) on any other date which is mutually agreed to in writing.

     If the Ceding Company opts to recapture, then the Ceding Company must recapture all of the annuities reinsured hereunder that are eligible for recapture. In no event may the Ceding Company recapture anything other than 100 percent of all annuities reinsured hereunder that are eligible for recapture.

5. Internal Replacements. Should the Ceding Company, its affiliates, successors or assigns, initiate a formal program of Internal Replacement that would include any of the annuities reinsured hereunder, the Ceding Company will immediately notify the Reinsurer who will have thirty (30) days to accept or reject the Internal Replacement Program. For purposes of this Agreement, the term "Internal Replacement" means any instance in which an annuity or any portion of the cash value of an annuity which is written by the Ceding Company, its affiliates, successors, or assigns and reinsured under this Agreement is exchanged for another policy or annuity written by the Ceding Company, its affiliates, successors or assigns.

The Reinsurer will participate on a quota share basis in any expenses associated with that program provided reinsurance coverage will continue under this Agreement for the new policy. The quota share percentage for the new policy will be same as for the replaced policy, except when the new policy is otherwise covered by this Agreement and the quota share on the old and new policies are different. In that case, the quota share will be that of the new policy which would otherwise be applicable under this Agreement, and an amount will be paid which is equal to (i) minus (ii) where:

(i) equals the account value in the Separate Account of the new policy times the quota share percentage of the new policy times the Exchange Factor defined in Schedule E;

(ii) equals the account value in the Separate Account of the old policy times the quota share percentage of the old policy times the Exchange Factor defined in Schedule E.

If the amount calculated above is positive, it will be paid to the Ceding Company by the Reinsurer. If the amount calculated above is negative, it will be paid to the Reinsurer by the Ceding Company.

If the Reinsurer elects not to participate in an internal replacement program, the reinsurance coverage for those policies under this Agreement will terminate. In that case, the ceding Company will pay the Reinsurer an amount equal to (i) times (ii) where:

(i) equals the account value in the Separate Account recaptured by the Ceding Company;

(ii) the Exchange Factor defined in Schedule E.

The Reinsurer will not participate nor reinsure Internal Replacements, where the original policy was not covered by this Agreement.

                                   ARTICLE IX
                       TERMINAL ACCOUNTING AND SETTLEMENT


1. Terminal Accounting. In the event that this Agreement is terminated in accordance with Article VIII, Paragraphs 3 or 4, or Article XI, a Terminal Accounting and Settlement will take place.

2. Date. The terminal accounting date will be the earliest of: (1) the effective date of recapture pursuant to any notice of recapture given under this Agreement, (2) the effective date of termination pursuant to any notice of termination given under this Agreement, or (3) any other date mutually agreed to in writing.

3.   Settlement. The Terminal Accounting and Settlement will consist of:

     A. The quarterly settlement as provided in Article VII, Paragraph 3, computed as of the terminal accounting date as if the treaty were still in effect; and

     B. payment by the Ceding Company to the Reinsurer of a Terminal Reserve equal to the Modified Coinsurance Reserve on the annuities reinsured hereunder as of the terminal accounting date;

     C. payment by the Reinsurer to the Ceding Company of a Terminal Reserve Adjustment equal to the Modified Coinsurance Reserve Adjustment on the annuities reinsured hereunder as of the terminal accounting date;

If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Ceding Company, such amount will be paid by the Reinsurer to the Ceding Company. If the calculation of the Terminal Accounting and Settlement produces an amount owing to the Reinsurer, such amount will be paid by the Ceding Company to the Reinsurer.

4. Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement as provided above, a change is made with respect to any amounts due, a supplementary accounting will take place pursuant to Paragraph 3 above. Any amount owed to the Ceding Company or to the Reinsurer by reason of such supplementary accounting will be paid promptly upon the completion thereof.

                                    ARTICLE X
                                 REPRESENTATIONS


The Ceding Company acknowledges that, at the Reinsurer's request, it has provided the Reinsurer with the Ceding Company Data described in Schedule G prior to the execution of this Agreement by the Reinsurer. The Ceding Company represents that all factual information contained in the Ceding Company Data is complete and accurate as of the date the document containing the information was prepared. The Ceding Company further represents that any assumptions made in preparing the Ceding Company Data were based upon informed judgment and are consistent with sound actuarial principles. The Ceding Company further represents that it is not aware of any omissions, errors, changes or discrepancies which would materially affect the Ceding Company Data. the Reinsurer has relied on such data and the foregoing representations in entering into this Agreement.

                                   ARTICLE XI
                                   ARBITRATION


Any dispute or difference between the Ceding Company and the Reinsurer on which an agreement cannot be reached shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (hereinafter sometimes called the "Board of Arbitration") selected as hereinafter provided. Each party shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. The Board of Arbitration shall meet in New York City or such other place as a majority of the members of the Board of Arbitration determines more appropriate, and shall reach and render a decision in writing (concurred in by a majority of the members of the Board of Arbitration) with respect to the amount, if any, which either party may be required to pay the other party. In connection with rendering its decisions, the Board of Arbitration shall adopt and follow such rules and procedures as a majority of the members of the Board of Arbitration deems necessary or appropriate, consistent with the Commercial Arbitration Rules of the American Arbitration Association. To the extent practical, decisions of the Board of Arbitration shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Arbitration shall cause its written decision to be delivered to both parties. Any decision made by the Board of Arbitration (either prior to or after the expiration of such thirty (30) calendar day period) shall be final, binding and conclusive on both parties and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any arbitration shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the Board of Arbitration shall be divided between the parties in the same proportion as the portion of the related claim determined by the Board of Arbitration to be payable to either party bears to the portion of such claim determined not to be so payable.

                                   ARTICLE XII
                                   INSOLVENCY


In the event of insolvency and the appointment of a conservator, liquidator, receiver or statutory successor of the Ceding Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, receiver or statutory successor on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of that insolvency, or because of the conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or to its conservator, liquidator, receiver or statutory successor, except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Ceding Company will give the Reinsurer written notice of the pendency of a claim against the Ceding Company on any annuity reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the Ceding Company's name (or in the name of the Ceding Company's conservator, liquidator, receiver or statutory successor) in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as a part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

In the event of the Reinsurer's insolvency, this treaty will terminate, and the Terminal Accounting and Settlement described in Article IX will occur. Any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor. To the extent permitted by law, any amounts owed by the Reinsurer to the Ceding Company will be payable without diminution because of the insolvency of the Reinsurer. When two or more Reinsurers are involved and a majority in interest elect to defend a claim, the expenses shall be apportioned in accordance with the terms of the respective reinsurance agreements, as if the expense had been incurred by the Ceding Company. The conservator, liquidator, receiver or statutory successor of the Reinsurer will give the Ceding Company written notice of the pendency of a claim against the Reinsurer on any annuity reinsured within a reasonable time after such claim is filed in the insolvency proceeding.

                                  ARTICLE XIII
                                     NOTICES

All notices which any party is required or may desire to give to any other party hereunder shall be given (except as otherwise specifically provided in the Agreement) in writing and by depositing the same, postage prepaid, in the United States mail, registered or certified, return receipt requested, or by delivering the same, toll prepaid, by facsimile, by cable company, or by delivering the same personally (but only if, in the case of personal delivery, within 48 hours thereafter a confirmatory, duplicate copy thereof shall be delivered by registered or certified mail, overnight courier or by facsimile, telegraph or cable, in accordance with the foregoing provisions of the section; and only if, in the case of facsimile, receipt shall be confirmed orally within 25 hours of transmission, or a confirmatory duplicate copy thereof shall be delivered by United States registered or certified mail, postage prepaid, or by overnight courier, telegraph or cable, in accordance with the foregoing provisions of this section), addressed as follows:

IN THE CASE OF THE REINSURER:                               IN THE CASE OF CEDING COMPANY:
Merrill Lynch Life Insurance Company                        North American Security Life Insurance Company
800 Scudders Mill Rd.                                       73 Tremont Street
Section 2I                                                  Boston, MA  02108-3915
Plainsboro, NJ 08536
or
PO Box 9061
Princeton, NJ 08543

Attention:  Financial Actuary/                              Attention:  NASL Financial Actuary
Financial and Actuarial Department                          North American Security Life Insurance Company
                                                            73 Tremont Street
                                                            Boston, MA 02108-3915
Fax:  (609) 282-3703                                        Fax:  (617) 854-8604
Phone:  (609) 282-2700                                      Phone:  (617) 854-8676

copy to General Counsel                                     copy to General Counsel
Merrill Lynch Life Insurance Company                        North American Security Life Insurance Company
800 Scudders Mill Road                                      73 Tremont Street
Plainsboro, NJ 08536                                        Boston, MA 02108-3915

WIRING INSTRUCTIONS:                                        WIRING INSTRUCTIONS:
Chase Manhattan Bank                                        State Street Bank
ABA 021000021                                               ABA 011000028
Account #9301033719                                         Account #50814086
Credit: Merrill Lynch Life Insurance Company                Credit: North American Security Life Insurance Company
                                                            Transfer Account
Reason: Reinsurance Settlement                              Reason: Reinsurance Settlement

                                   ARTICLE XIV
                          EXECUTION AND EFFECTIVE DATE


In witness of the above, this Agreement is executed in duplicate on the dates indicated below with an Effective Date of January 1, 1997.


NORTH AMERICAN SECURITY LIFE                MERRILL LYNCH
INSURANCE COMPANY                           LIFE INSURANCE COMPANY
("Ceding Company")                                            ("Reinsurer")



on                                      on
--------------------                    --------------------------
   By:                                     By:
      --------------------                     -------------------
Title:                                     Title:
       ------------------
                                                  -----------------------

   By:                                     By:
      --------------------                     -------------------
Title:                                     Title:
      -----------------------
                                                  ------------------------

                                   SCHEDULE A


Annuities and Risks Reinsured. The amount of reinsurance under this Agreement will be a fifty percent (50%) quota share of the Ceding Company's net liability, with respect to the Separate Account, on those variable annuities and the corresponding state and group variations thereof listed below that are issued by the Ceding Company on or after January 1, 1997, and sold by licensed insurance agency affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Any policies covered by this Agreement will continue to be covered even if the agency of record is changed subsequent to the Effective Date of this Agreement.

Venture Variable Annuity Plans

POLICY FORM NUMBERS                                    ADMINISTRATIVE CODE
1. All contracts beginning with form number                   VEN27
    207 issued excluding form 207-VFA-NY
2. All contracts with form numbers                            VEN25
    VENTURE.001, VENTURE.004,
    VENTURE.005
3. All certificates with form number                          VEN26
    VENTURE.003

                                   SCHEDULE B
                    QUARTERLY REPORT ACTIVITY AND SETTLEMENTS
                        FROM CEDING COMPANY TO REINSURER


                               ACCOUNTING PERIOD:
                                 CALENDAR YEAR:
                             DATE REPORT COMPLETED:

1.   Reinsurance Premium (Article II)                                                            _______
2.   Benefit Payments (Article IV)
     a.  Claims                                                                 _______
     b.  Cash Surrender Values                                                  _______
     c.  Partial Withdrawals                                                    _______
     d.  Annuity Benefits                                                       _______
     Benefit Payments = a+b+c+d                                                                  _______
3.   Modified Coinsurance Reserve Adjustment (Article V)
     a.  Modco Reserve end of current Accounting Period                         _______
     b.  Modco Reserve end of preceding Accounting Period                       _______
     c.  Equals a-b                                                             _______
     d.  Modco Reserve Investment Credit (Schedule C)                           _______
     Modified Coinsurance Reserve Adjustment = c-d                                               _______
4.   Allowance for Expenses and Death Benefit Guarantees (Article III)                           _______
5.   Transfers Involving Fixed Account (Article VI)
     a.  Quota share of transfers from Fixed Account to Separate
         Account during the current Accounting Period (paragraph 1)                              _______
     b.  Quota share of transfers from Separate Account to Fixed
         Account during the current Accounting Period (paragraph 2)                              _______
     Transfers Involving the Fixed Account = a-b                                                 _______
6.   Adjustments for Transfers Involving Fixed Account (Article VI)
     a.  Quota share of transfers from Fixed Account to Separate
         Account during the current Accounting Period (paragraph 3)                              _______
     b.  Quota share of transfers from Separate Account to Fixed
         Account during the current Accounting Period (paragraph 4)                              _______
     Adjustment for Transfers Involving the Fixed Account = a-b                                  _______
7.   Adjustment for Annuity Benefits (Article IV, paragraph 6)                                   _______
8.   Adjustment for Internal Replacements (Article VIII, paragraph 5)
     a.  Quota share of replaced policy account value in Separate Account                        _______
     b.  Adjustment for replaced reinsured policy                               _______
     c.  Quota share of new policy account value in Separate Account                             _______
     d.  Adjustment for new reinsured policy                                    _______
     Adjustment for Internal Replacements = a-b-c+d                                              _______
9.   Cash Settlement = 1-2-3-4+5-6+7-8                                                           _______

                                   SCHEDULE C
                 MODIFIED COINSURANCE RESERVE INVESTMENT CREDIT


Modified Coinsurance Reserve Investment Credit. The Modified Coinsurance Reserve Investment Credit is equal to the portion of the sum of all accrued investment income and capital gains and losses, realized and unrealized, on the mutual funds underlying the Ceding Company's Separate Account for the current Accounting Period which corresponds to the portion of the variable annuities reinsured hereunder.

For Venture Annuities reinsured hereunder, the Modified Coinsurance Reserve Investment Credit will be adjusted for income taxes net of any income tax benefits or credits or changes in any provision for taxes. It will be reduced for investment management fees in excess of 45bp basis points annually and any other fund level charges. It will not be reduced for mortality and expense risk charges or administrative charges as defined in the annuity contracts.

The Modified Coinsurance Reserve Investment Credit will be calculated each Accounting Period as follows:

1.    Quota Share of Account Value end of current Accounting Period                                       ____
2.    Quota Share of Account Value beginning of current Accounting Period                                 ____
3.    Quota Share of Account Value released by Death for current Accounting Period                        ____
4.    Quota Share of Terminating Account Values paid for current Accounting Period                        ____
5.    Quota Share of Partial Withdrawal Account Values paid for current Accounting Period                 ____
6.    Quota Share of Account Values released by annuitization for current Accounting Period               ____
7.    Quota Share of Administration Charges assessed for current Accounting Period                        ____
8.    Quota Share of Gross Premiums received for current Accounting Period                                ____
9.    Quota Share of Transfer of Account Value out of Separate Account to Fixed Account for
      current Accounting Period                                                                           ____
10.   Quota Share of Transfer of Account Value to Separate Account from Fixed Account for current
      Accounting Period                                                                                   ____
11.   Adjustment for Internal Replacements                                                                ____
12.   Quota Share of Mortality and expense charges
13.   Quota Share of Management Fee for the current Accounting Period                                     ____
14.   Interest on Allowances  (a) minus (b) minus (c), times (d) where:
      (a) equals the quota share of the account value at the end of the Accounting Period.         ____
      (b) equals the Modified Coinsurance Reserve at the end of the Accounting Period.             ____
      (c) equals the quota share of the account value at the end of the Accounting Period times
          0.50%.                                                                                   ____
      (d) equals the LIBOR Rate divided by 4, where the LIBOR Rate equals the 3 month LIBOR Rate
          (as published in the Wall Street Journal), plus .01, determined on the first business
          day of the Accounting Period.                                                            ____
          Interest on Allowances                                                                          ____
      Investment Credit = 1-2+3+4+5+6+7-8+9-10+11+12+13-14                                                       _____

                                   SCHEDULE D
                              COMMISSION SCHEDULES


SEE ATTACHMENT 1

                                   SCHEDULE E
                                EXCHANGE FACTORS


The following will be applicable for product administrative codes VEN25, VEN26 and VEN27 for contract owners with an attained age less than 76 at contract issue:.

                                         EXCHANGE FACTOR AS A PERCENTAGE
       POLICY DURATION                    OF ACCOUNT VALUE TRANSFERRED*
              1                                        7.4
              2                                        6.5
              3                                        5.9
              4                                        5.3
              5                                        4.7
              6                                        4.1
              7                                        3.6
              8                                        3.5
              9                                        3.7
              10                                       3.8
              11                                       3.7
              12                                       3.4
              13                                       3.2
              14                                       2.9
              15                                       2.6
              16                                       2.3
              17 +                                     2.0

The following will be applicable for product administrative codes VEN25, VEN26 and VEN27 for contract owners with an attained age of 76 through 85 at contract issue:.

                                         EXCHANGE FACTOR AS A PERCENTAGE
       POLICY DURATION                    OF ACCOUNT VALUE TRANSFERRED*
              1                                        6.4
              2                                        5.5
              3                                        4.9
              4                                        4.2
              5                                        3.5
              6                                        2.8
              7                                        2.2
              8                                        1.8
              9                                        1.7
              10                                       1.5
              11+                                      1.0

* The Exchange Factor will be zero where no compensation is paid.

                                   SCHEDULE F
                                  ASSET FACTOR


The Asset Factor will be determined quarterly and is based upon the total assets reinsured under this agreement. The total assets will be the sum of the calendar quarter end variable assets for policies defined in Schedule A and then multiplied by the corresponding quota share as defined in Schedule A.

                 TOTAL ASSETS                            ASSET FACTOR
              up to $250 million                            0.08%
         $250 million to $375 million                       0.07%
         $375 million to $500 million                       0.06%
         $500 million to $750 million                       0.05%
        $750 million to $1,000 million                      0.04%
       $1,000 million to $1,250 million                     0.03%
       $1,250 million to $1,500 million                     0.02%
       $1,500 million to $1,750 million                     0.01%
           $1,750 million and above                         0.00%

                                   SCHEDULE G


1.       1996 Annual Statements for North American Security Life Insurance
         Company

2.       Summary of Pricing Assumptions as contained in a letter dated November
         7. 1996 to Mathew J. Rider from Hugh McHaffie.

3.       VENTURE annuity prospectus.

4.       Policy forms as listed on Schedule A, hereof.

                                  ATTACHMENT 1

                                   SCHEDULE D
                  COMMISSION AND WHOLESHARE OVERRIDE SCHEDULES

For the portion of the Venture annuities reinsured hereunder the following commission and wholesaler overrides shall be payable:

ADMINISTRATIVE CODES:      VEN27, VEN28 AND VEN29

 1.   PREMIUM BASED:

         A)    ISSUE AGE LESS THAN ATTAINED AGE 76:

         Commission as a percentage of premium payable in all policy durations                       5.25%
         Wholesaler Override as a percent of premium payable in all policy durations                 2.00%

         B)    ATTAINED ISSUE AGE 76 THROUGH ATTAINED ISSUE AGE 90:

         Commission as a percentage of premium payable in all policy durations                       4.25%
         Wholesaler Override as a percent of premium payable in all policy durations                 2.00%

 2.   ASSET BASED:

         a) All trail commission paid on calendar quarters based upon actual account value at calendar quarter end. Accrual commences 15 months following any payment. Not payable on loaned portion of contract.

         b)    Administrative Codes VEN25 and VEN26

         Annual trail policy contract years 2 - 7                                                    0.35%
         Annual trail policy contract year 8 and beyond                                              0.40%

         c)    Administrative Code VEN27

         Annual trail policy contract years 2 - 6                                                    0.35%
         Annual trail policy contract year 7 and beyond                                              0.40%

                                   SCHEDULE D
                  COMMISSION AND WHOLESHARE OVERRIDE SCHEDULES
                                    (CONT'D)


3.    COMMISSION CHARGEBACKS

         a)       Contract Owner's exercise of "FREE LOOK":

         - Full premium based and wholesaler override paid by Reinsurance shall be returned. (Free Look period commences upon receipt of contract by owner).

         b)       Full or partial withdrawal from contract:

         - 100% of premium based commissions paid by Reinsurer shall be returned to Reinsurer on an amount withdrawn within 6 months of said amount being paid into the annuity contract, unless amount withdrawn is in accordance with the free withdrawal provisions of the contract.

         - 50% of premium based commissions paid by Reinsurer shall be returned to Reinsurer on an amount withdrawn during the 7th through 12th month after said amount being paid into the annuity contract, unless amount withdrawn is in accordance with the free withdrawal provisions of the contract.

         - No return of commission paid by Reinsurer after payment has been in the annuity contract for more than 12 months.

         c)       Refund of premium or purchase payment by the Ceding Company:

         For any reason, or as required by law or with concurrence by the Selling Broker-Dealer any compensation recovered by the Ceding Company shall be returned to the Reinsurer based upon the quota-share applicable to that contract.